CODE OF ETHICS

Last Revised: December 2019

Approved by the Compliance Committee

Table of Contents

1	Introduction	4
1.1	General Statement	4
1.2	Purpose of the Code	4
1.3	To whom does the Code Apply?	4
1.4	Annual Certification	4
1.5	Use of Confidential and Personal Information and Confidentiality	5
1.6	Condition of Employment & Accountability	5
1.7	Whistleblower rules	5
1.8	Previous Trading and Conduct Rules	5
2	Standard of Conduct	6
2.1	Standard of Care	6
2.2	Obligation to Comply with Law	6
2.3	CFA Institute Code of Conduct	6
3	Conflict of Interest	7
3.1	Definition	7
3.2	Requirement for Proper Conduct	7
3.3	Disclosure	7
3.4	Procedure for Handling Conflict of Interest Returns	8
3.4.1	Compliance Department Mandate	8
3.4.2	Frequency of meetings	8
3.4.3	Decision	8
3.4.4	Follow-up of decisions	8
4	Application of the Code	9
4.1	To which Types of Account Transactions does the Code Apply?	9
4.2	Who is an “Access Person”?	9
4.3	Exceptions Available to “Access Persons”	9
4.4	Exemption Applicable to “Non-Access” Directors	10
4.5	Exemption Applicable to “Non-Access” Consultants	10
5	Special Rules for “Access Persons”	11
5.1	Clearance and Reporting of Personal Securities Transactions	11
5.2	Exempt Securities or Transactions	11
5.3	Prohibited Activities	12
5.4	Requirement for Independent Trading Decisions	13
5.5	Pre-clearance Procedure and Reporting of Personal Securities Transactions	13
6	Trade Reporting Requirements	15
6.2	Direction to Outside Brokers to Forward Statements to MBII	15
6.3	Broker Authorization Letter	15
7.	Compliance Procedures	17
8.	Management Committee	18
8.1	Appointment	18
The	Executive Committee of MBII approves the members of the Management Committee who are proposed by the President and Chief Executive Officer.	18
8.2	Annual Report to the Board	18
The	Compliance Department will annually provide a written report to the Board of Directors,
	summarizing:	18
8.3	Principles Applicable to External Investment Advisers	18
9.	Other Restricted Activities	19

9.1	Misuse of Information	19
9.2	Proprietary Information	19
9.3	Personal Considerations	19
9.4	Publications	19
9.5	Political Activities	19
9.6	Charitable Activities	20
9.7	Use of Position	20
9.8	Fair and Equitable Treatment	21
9.9	Restrictions on Insider Trading and Tipping of Non-Public Information	21
9.10	Gifts and Entertainment	21
9.11	Payoffs and Solicitation	22
9.12	Outside Activities	22
9.13	Trading AMG Stock	23
9.14	Client Referral Arrangements	23

1      Introduction

1.1	General Statement

Montrusco Bolton Investments Inc. (“MBII”) aims to provide the highest quality portfolio management services to its clients.

In general terms, officers and employees of MBII shall perform the duties of their office or position honestly, in good faith, and in the best interests of MBII’s clients. They must exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

In addition to complying with legislation governing portfolio management firms, employees should respect the standards of ethics and conduct pertinent to their individual profession. Employees are reminded that trust is central to our business. Employees are expected to conduct themselves with honesty and integrity. This includes ensuring the accuracy and truthfulness of their words and transactions.

These guidelines will be distributed to all present employees and to all new employees at the time of their employment. The guidelines will be acknowledged by all employees in writing. From time to time they will be re-circulated and revised in light of new industry or regulatory developments or general amendments.

1.2	Purpose of the Code

The purpose of this Code of Ethics (“the Code”) is to ensure the fair treatment of MBII clients, pooled funds, segregated client accounts (the “Funds”) and partners through the highest standards of integrity and ethical business conduct by employees and officers of MBII.

We must all put the interest of the clients and Funds ahead of our personal self-interests. We must not take unfair advantage of our position, knowledge or relationship with the Funds, or engage in any conduct that is not in the best interests of MBII’s clients and Funds.

1.3	To whom does the Code Apply?

Unless otherwise expressly stated, the Code applies to all full and part-time, permanent and contract employees of MBII and external consultants. In addition, all “Access Persons” (as defined later in this document) are subject to special rules and restrictions as set out in Section 5. “External consultant” is defined as a consultant who is not an employee of MBII and who provides services under a consulting agreement for duration of more than one month.

1.4	Annual Certification

MBII will provide a copy of this Code and any amendments thereto to all employees. It is a condition of your continued employment that you sign on an initial and annual basis an acknowledgement stating that (i) you have received, read and understood the Code and any amendments;(ii) have been and are in compliance with the Code; and (iii) that you agree to abide by its terms. A form of this acknowledgement (attached as Appendix “A”) will be distributed to all MBII employees on an annual basis or upon commencing employment with MBII. You are to return the acknowledgement to the Compliance Department within thirty (30) days after receiving it. Failure to do so is grounds for dismissal.

1.5	Use of Confidential and Personal Information and Confidentiality

Employees are not permitted to disclose confidential or personal information concerning MBII or its clients to persons outside the organization, except as may be required in the ordinary course of business, and are not permitted to use this information for personal gain or in a manner that may conflict with the interests of a client. For this purpose “confidential information” includes, but is not limited to, information concerning the trading program of a portfolio, the securities contained in the portfolio, a research plan and information provided to MBII by a client relative to the investment strategy of that client. The term “personal information” refers to information that specifically identifies an individual and is provided to or collected by MBII. It includes information that MBII collects from other sources with our client’s permission, for example: their name and address, age and gender, personal financial records, identification numbers including social insurance number, personal references, and employment records. The confidentiality of relations and dealings between MBII and its clients or suppliers is paramount in maintaining MBII’s reputation. Employees are at all times required to comply with MBII’s Code for the Protection of Personal Information a copy of which is attached as Appendix H and is made part of this Code of Ethics. The protection of such confidential or personal information is the responsibility of every employee.

Confidentiality must also be maintained with respect to the affairs of other employees and the affairs of MBII including information provided with social networking The obligation to safeguard confidential and personal information continues even if the employee leaves MBII.

1.6	Condition of Employment & Accountability

Agreeing to be bound by the terms of the Code is a condition of employment with MBII. The Compliance Department will monitor compliance with the Code and review such violations of the Code as may occur and determine what action or sanctions are appropriate in the event of a violation.

Any breach of the Code that an Employee becomes aware of must be immediately reported to the Compliance Department. Employees who breach this Code may be subject to disciplinary action including, but not limited to, (i) having the employee’s employment responsibilities reviewed and changed, including demotion, (ii) oral or written reprimand, (iii) forfeit of any trading profits, (iv) suspension of personal trading privileges, (v) suspension of employment; and/or (vi) termination.

1.7	Whistleblower rules

Nothing in this Code or in any other agreements you may have with FIRM is intended to or shall preclude or impede you from cooperating with any governmental or regulatory entity or agency in any investigation, or from communicating any suspected wrongdoing or violation of law to any such entity or agency, including, but not limited to, reporting pursuant to the “whistleblower rules” promulgated by the Securities and Exchange Commission (Securities Exchange Act Rules 21F-1, et seq.). For the avoidance of doubt, you are not required to give the Company prior notice of or obtain the Company’s prior written consent in connection with regulatory communications contemplated under the SEC’s or other regulatory entity or agency’s “whistleblower rules.”

1.8	Previous Trading and Conduct Rules

This Code succeeds any previous rules or revisions adopted by MBII. The provisions of this Code may be amended from time to time.

2      Standard of Conduct

2.1	Standard of Care

We have a statutory duty to our clients and Funds to act honestly, in good faith and in their best interests and to exercise the degree of care, diligence and skill that a reasonably prudent manager would exercise in the circumstances. MBII will conduct due diligences on a regular basis under heightened scrutiny of all related sub-advisers acting as third party for its clients.

2.2	Obligation to Comply with Law

MBII, you and our other employees, officers and directors are required to comply with all laws applicable to our business operations, including securities laws and other legal obligations concerning the provision of investment advisory services, insider trading and reporting of insider transactions. You have a duty to know, understand and comply with any of those laws which apply to your employment duties and responsibilities. You should be aware that your legal obligations may be more extensive than your obligations to MBII, our Funds and or clients under this Code. If you are uncertain about these requirements, please contact the Compliance Department for guidance.

2.3	CFA Institute Code of Conduct

Nothing in the Code shall in any way derogate or limit the applicability of the professional rules of conduct applicable to CFA charterholders and candidates in the CFA program. All CFA charterholders, candidates in the CFA program, portfolio managers and analysts must adhere to the CFA Institute Code of Ethics and Standards of Professional Conduct, a copy of which is attached as Appendix G.

3       Conflict of Interest

3.1	Definition

A conflict of interest is defined as any real, apparent or potential situation in which a manager, executive or employee may give preferential treatment to a person, including himself and persons to whom he is related, based on the fact that such manager or employee has, in any way whatsoever, an interest in any such person or in any person to whom such person is related, directly or indirectly.

Conflicts of interest may arise in a number of ways including but not limited to the following categories:

a)

a personal interest in a proposed business transaction involving the Manager (such as a proposed investment by one of the funds managed by the Manager) or in a business activity also conducted by the Manager;

b)	a proposed directorship in a public company;
c)	use of the Firm’s name in connection with outside political, charitable or other business activities; and
d)	an interest in the business of a supplier, contractor, customer, competitor or other company in which the Manager has an investment (directly or through one of the funds it manages).

Conflict of interest situations also include:

●	Related party transactions;
●	Conflict activities related to personal relationships;
●	Professional activities carried out with listed companies and insider trading;
●	Favoritism in the awarding of contracts and assignment to positions of responsibility;
●	Soliciting and accepting “gifts” (refer to section 9.10 of the Code);
●	Outside activities (refer to section 9.12 of the Code), and;
●	Other confusing activities.

No employee, executive or manager of the Manager may take advantage of his position, use or pass on to third parties any information obtained in such a way that would or could put his personal interest in conflict with that of the Firm or of any person with whom the Firm entertains a business relationship.

No employee, executive or manager may take part in any activity on behalf of the Firm, or authorize any disbursement in the Firm’s name, for purposes other than what is required within the scope of the Firm’s regular operations, and without first obtaining the required authorizations from MBII management.

3.2	Requirement for Proper Conduct

We must avoid any situation in which our personal interests’ conflict with our duties as an employee, officer or director of MBII. When faced with a real or possible conflict of interest, we are required to exercise the business judgement of responsible persons, uninfluenced by considerations other than the best interests of our clients and Funds.

3.3	Disclosure

It is incumbent upon all persons covered by this Code to avoid being placed in a conflict of interest position.

Should any employee or manager find himself in a position that is contrary to the above-mentioned principle or take part in a transaction that would place him in such a conflict of interest position, or should he entertain any doubt as to the application of this Code of Conduct, he must immediately so advise the Compliance Department.

It is also important that you disclose potential conflicts of interest to the Compliance Department immediately after becoming aware of a potential conflict.

3.4	Procedure for Handling Conflict of Interest Returns

3.4.1	Compliance Department Mandate

The department responsible for processing conflicts of interest reports has a mandate to determine the nature of conflicts declared, to gather additional information if necessary and to establish a follow-up plan and to monitor compliance optionally.

3.4.2	Frequency of meetings

The service meets monthly to evaluate all disclosures and report annually to the Board of Director specific situations and follow-up once a year to review annual returns and when necessary.

3.4.3	Decision

The CCO, on behalf of the committee, notifies the decision in writing to the person who declared the potential conflict of interest.

3.4.4	Follow-up of decisions

The service verifies that the decision is adopted by the declarant. If the notifier fails to implement the follow-up plan, action will be taken.

4       Application of the Code

4.1	To which Types of Account Transactions does the Code Apply?

The trading restrictions described in the Code extend to and include the following types of personal securities transactions:

●	transactions for accounts held in your name (solely or jointly) including RRSP’s;

●	transactions for accounts for which you are able to, directly or indirectly, exercise investment or voting influence or control; and

●	transactions on accounts for which you have a direct or indirect “Beneficial Interest”.

“Beneficial Interest” means being in a position to receive benefits comparable to ownership benefits, or having the ability to gain ownership, either immediately or at some future time.

Examples of which include but are not limited to:

1.	accounts registered in your name;

2.	accounts held by a spouse or other family members living in the same household;

3.	accounts held by a corporation, partnership or other entity in which you participate in the investment or voting decisions;

4.

accounts held in a trust for the Access Person or those listed above unless the trustee is someone other than those listed at item 2 and investment or voting control cannot be exercised over the account;

5.	accounts held by an Investment Club in which you are a participant.

If your account is managed on a discretionary basis and you have no direct or indirect influence or control over the account or if these accounts are held by a spouse or other family members living in the same household where you are not able to directly or indirectly exercise investment or voting influence or control, the trades would not need to be pre-cleared although we still require copies of all brokerage statements for reporting purposes. If you have any questions about whether a particular account transaction fits within the above definition, please seek clarification from the Compliance Department.

4.2	Who is an “Access Person”?

All MBII employees are considered as Access Persons. There is no distinction between MBII staff.

4.3	Exceptions Available to “Access Persons”

Employees may submit to the Chief Compliance Officer a request for an exemption or waiver from a particular provision of the Code for a hardship situation (e.g., unforeseen medical or other significant expenses or the purchase of a home) or in circumstances where a waiver may be necessary. MBII is not authorized to waive any required provisions under the Code for any circumstance. All requests should be in writing and state the reasons for the request. Exemption requests will only be granted if the exemption (i) will not be inconsistent with the purposes and objective of this Code; (ii) will not adversely affect the interests of MBII clients or the interests of MBII; and (iii) will not result in a transaction or conduct that would violate the provisions of applicable laws or regulations. Any such request will require the approval of the CCO and the President. Exemptions for directors and executive officers must be determined by the Management Committee. Any such exemption request may be denied in MBII’s sole discretion, and any such decision will be final. If MBII approves an exemption, the Firm may require certain conditions to be met by the employee in conducting the personal trade(s) to ensure that there is no actual or apparent conflict of interest created by the exemption. Records of the approval of exemptions will be maintained by Compliance.

4.4	Exemption Applicable to “Non-Access” Directors

A Director shall be considered to be a “Non-Access” Director (i.e. Non-MBII Directors or Outside Directors) if the Director does not have regular access to non-public information concerning the portfolio holdings, the trading activity or the ongoing investment programs of any of the Funds or other clients of MBII. All Directors that are “Non-Access” will be exempt from the preclearance requirement set out in Section 5 of the Code, the trade reporting set out in Section 6 of the Code and the requirement that copies of all brokerage accounts be submitted to MBII Compliance Department set out in Section 6 of the Code. A “Non-Access” Director will continue to be subject to the annual reporting requirement in Section 1.4 of the Code, requiring the filing of an acknowledgement report that they have read and understood the Code and that they agree to abide by its terms and have not had access to non-public information concerning the portfolio holdings or the ongoing investment programs of the Funds.

4.5	Exemption Applicable to “Non-Access” Consultants

A Consultant shall be considered a “Non-Access” Consultant if the Consultant does not have access to non-public information concerning the portfolio holdings, the trading activity or the ongoing investment programs of any of the Funds. All Consultants that are “Non-Access” will be exempt from the pre-clearance requirement set out in Section 5 of the Code, the trade reporting set out in Section 6 of the Code and the requirement that copies of all brokerage accounts be submitted to MBII Compliance Department set out in Section 6 of the Code. A “Non-Access” Consultant will continue to be subject to the annual reporting requirement in Section 1.4 of the Code, requiring the filing of an acknowledgement report that they have read and understood the Code and that they agree to abide by its terms and have not had access to non-public information concerning the portfolio holdings or the ongoing investment programs of the Funds.

5       Special Rules for “Access Persons”

Access Persons must not use their position in MBII to obtain special treatment or investment opportunities not generally available to MBII Funds or the public.

5.1	Clearance and Reporting of Personal Securities Transactions

All personal securities transactions for Access Persons must receive prior approval, as discussed in section 5.5, from the Compliance Department prior to execution, unless specifically exempted from prior approval as provided for in Section 5.2 below (Exempt Securities).

5.2	Exempt Securities or Transactions

The following securities are exempt from the pre-clearance required procedures of this Code as long as the securities are not part of an initial public offering (IPO) or limited offering:

•	Securities of open-end mutual funds, closed-end mutual funds and pooled trust funds (NOT managed by MBII);

•

Securities of open-end mutual funds, closed-end mutual funds and pooled trust funds managed by MBII, provided that the fund securities are held for a minimum of ten (10) business days from the date of purchase (any redemption or sale of fund securities by an employee who has not held their fund securities for the required ten (10) days period MUST be pre-cleared in accordance with Section 5.5 of the Code);

•	Securities issued or guaranteed by the Government of Canada, or the Government of any province in Canada;

•	Securities issued or guaranteed by any other sovereign government;

•	Guaranteed investment certificates, certificates of deposit and other deposits with financial institutions;

•	Options, futures or other derivatives linked to any broadly liquid market index;

•	Physical commodities or securities relating to those commodities;

•	Automatic dividend reinvestment plan acquisitions;

•	Index participation units, exchange traded funds or other similar exchange listed products;

•

Non-volitional acquisitions (only transactions in accounts over which the access person had no direct or indirect influence or control). This includes gifts or transactions over which you have no control over timing or corporate actions applicable to all security holders such as stock splits, tender offers, mergers, stock dividends, etc.

•	The purchase of preferred shares in a new issue at fixed price as long as the firm is not involved in the issuance (this type of transaction, however, requires the prior approval of Compliance)

5.3	Prohibited Activities

•	Violating Canada’s or U.S. securities laws (e.g. front running, insider trading etc…);

•	Trading in units or shares in Funds in any manner that is not consistent with the best interests of other holders (i.e. frequent trading or market timing);

•	Inappropriately communicating any non-public information concerning the Funds or their investments;

•	Inducing a fund or a client to take or fail to take, any action because of personal interests;

•	Using knowledge of the Funds’ portfolio transactions to profit by the market effect of such transactions (“front-running” or similar activities);

•	Using one’s position in MBII to obtain special treatment or investment opportunities not generally available to the Funds or the public;

•	The purchase of a corporate debt or equity when offered in an initial public offering;

•	The purchase of a private placement (other than a private placement that meets the criteria set out below);*

•

“Contrary” Positions - A portfolio manager, assistant portfolio manager, trader or investment analyst will not be permitted to undertake any personal investment strategies that are counter to the investment strategy pursued in all portfolios under their direction or influence;

•	Purchasing securities issued by issuers that MBII is an insider of;

•	Purchasing a security that is part of a current research plan;

•	Under certain conditions, it will be possible to acquire securities held by funds managed and administered by MBII;

•	Portfolio Managers are forbidden to make transactions in securities included in portfolios in which they make decisions and have discretionary power;

•	Options and derivatives will be eligible if they have a maturity of more than two months;

•	Selling a security unless it was held for a minimum of sixty (30) calendar days from the date of purchase;

•	A trade in a security for which there is an unfilled order outstanding by any of MBII’s Funds; and

•	The use of derivatives other than those specifically exempted in section 5.2 to evade the restrictions imposed by this Code.

* Private placements or Hedge Funds may be permitted in the following circumstances:

1.	Prior written approval is obtained from the Chief Compliance Officer and the Compliance Department
2.

The Access Person can clearly demonstrate that the issuer is a “private issuer” under securities legislation, i.e. generally, a company whose shares cannot be freely transferred, and with no more than 50 shareholders, directly or indirectly, not including employees or former employees, or is a tax shelter product.

3.	The Access Person can clearly demonstrate that there is no reason to believe that the issuer will make a public offering of its securities in the foreseeable future.

4.

The Access Person can clearly demonstrate that he or she has a close personal or business relationship (other than a relationship arising from the Access Person’s position with MBII) with the founder or senior management of the issuer.

5.	The Access Person can clearly demonstrate that there are no perceivable conflicts of interest with MBII clients.

5.4	Requirement for Independent Trading Decisions

If a portfolio manager owns, exercises investment or voting control over or a beneficial interest in a security and wants his/her managed fund to buy or sell a security of the same issuer, the trading decision for the fund must be reviewed and confirmed in writing by the Compliance Department or another portfolio manager who has no personal interest in the security. The exception to this policy is in cases where the portfolio manager has given investment discretion to a third party.

5.5	Pre-clearance Procedure and Reporting of Personal Securities Transactions

a)

To secure prior approval of personal securities transactions, Access Persons must obtain both the consent from the Portfolio Manager and the Compliance Department (request must be submitted after regular business hours, between 5pm and 8am). All Access Persons where applicable must complete the form “Personal transactions” available on the intranet. This form automatically fills the form “Approval for the Purchase or Sale of Securities”. The form is then submitted through e-mail to the Portfolio Manager. Once approved, it is then submitted to the Compliance Department. The form “Approval for the Purchase or Sale of Securities” is attached as Appendix “B”.

b)

The prior approval granted is valid until the closing of the markets on the day of approval in the case of transactions in the Canadian or US market and for a period of 24 hours in the case of transactions on international markets with the exception of the last business day of the month in which no transactions are permitted.

c)	All prior approval requests and resulting approvals shall be documented in a confidential log maintained by the Compliance Department.

d)	No purchase of shares will be approved if the security is listed on the research plan of MBII.

e)	No sale of a security will be approved unless it was held for a minimum period of sixty (30) calendar days from the date of purchase;

f)

If there is no likelihood that the trade is contrary to the best interest of the Funds and there is no purchase or sale of the designated security which has taken place within the last two (2) business days or is contemplated within the next two (2) business days, the Compliance Department may approve the trade. In all other circumstances, the Compliance Department will not approve the transaction until the two-(2) days period has elapsed. Generally, the following factors will be considered in determining whether to clear a proposed transaction although final discretion rests with the Compliance Department:

i)

Whether the amount of the transaction, based on liquidity of the security, is likely to affect the price or market for the security (liquidity of the security will be determined by the Compliance Department in consultation with portfolio managers, traders, investment analysts or an independent third party);

ii)	Whether the employee’s trading appears to benefit from purchases or sales being made on behalf of Funds;

iii)	Whether MBII is an insider of an issuer of the security; and

iv)	Whether the transaction is likely to affect a Fund account adversely.

g)

The Compliance Department reserves the right to reverse any personal transaction in any securities included in the MBII Funds if there is a potential conflict of interest. When the transaction must be reversed upon request of Compliance and if a gain is generated in the process, this gain must be donated to a charity at the employee’s choice; if a loss is generated, the loss must be assumed by the employee.

h)

When the Portfolio Manager makes a purchase or sale representing more than 25% of the weight of the securities in our portfolios, the Compliance Department reserves the right to reverse personal transactions for securities held by MBII within three business days after authorization.

i)	A maximum of 35 transactions per year per employee is allowed for all the accounts under the access person.

6     Trade Reporting Requirements

Holdings and Transaction Reports

Upon commencing employment with MBII, all employees must provide the Compliance Department with a complete list of the securities for all accounts covered by this Code within ten days of commencing employment and annually thereafter. In addition, every employee must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

With respect to any transaction during the quarter in a reportable security in which the access persons had any direct or indirect beneficial ownership:

•

The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the reportable security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through whom the transaction was effected; and

•	The date the report is submitted by the access person.

If the fourth quarter transaction report submitted by the employee (or his/her custodian) includes all account holdings, this transaction report will also satisfy the annual holdings reporting requirement.

6.1	Opening Accounts with Outside Brokers; Compliance Department Consent Required

Obligations imposed by regulatory authorities require that prior approval be obtained by you from the Compliance Department for the opening of outside brokerage accounts (including on-line accounts) over which you have authority, control or influence. This would include accounts held jointly, in nominee names or in the names of family members or any other account covered by the Code. You are also required to disclose the existence of such accounts already in place.

6.2	Direction to Outside Brokers to Forward Statements to MBII

All employees must instruct their broker(s) to provide duplicate copies of all statements of accounts (within 30 days of each quarter end) and confirmation slips of transactions covered by this Code to the Compliance Department. The form of direction is attached as Appendix “C” and a letter in this form should be provided to the broker(s) as soon as possible if the account has already been opened.

6.3	Broker Authorization Letter

After the Compliance Department has consented to the outside brokerage account and in order to facilitate the opening of accounts held with outside brokers, the Compliance Department will give you a Broker Authorization Letter that you will send to the Broker in the form attached as Appendix “D”.

6.4	Reporting Considerations

Employees should note that the quarterly transaction reporting requirement is imposed by applicable regulation. Duplicate statements may be received in lieu of such reports (so long as it contains all required information), however, if no duplicate statement is provided, the employee will be required to file a quarterly personal securities transaction report with the Compliance Department. It is important to recognize that certain broker dealers will not provide statements (and therefore, duplicate statements) during periods of account inactivity. Because the Compliance Department will not receive a duplicate statement under these circumstances, it will be incumbent upon the employee to separately submit a personal securities transaction report to the Compliance Department for any such quarter. Under these circumstances, the report need only confirm that the employee has had no reportable securities transactions for the applicable quarter. Similarly, for employees with no securities trading accounts, a report must be submitted on an annual basis to confirm that no such account has been opened.

7.     Compliance Procedures

The Compliance Department

The Compliance Department is empowered with the responsibility of enforcing the Code. It will conduct monthly reviews of all personal trading activity. The results of the monthly reviews and any violations will be reported to MBII’s Chief Compliance Officer (CCO) or to the Ultimate Designed Person (UDP).

The Compliance Department is obligated to ensure that all MBII employees’ personal information will be kept in the strictest confidence.

●	The Compliance Department will maintain records of all personal trades;

●	The Compliance Department will review on a regular basis all aspects of reporting by employees to ensure compliance with the provisions of this Code;

●

The Compliance Department will ensure that all information received is kept confidential and will only be disclosed when required by securities regulators or other competent legal authorities or in the course of his administration of the Code.

The Compliance Department will report any violations of the Code and the action taken by MBII to the Chief Compliance Officer and the Management Committee if appropriate.

8.   Management Committee

8.1	Appointment

The Executive Committee of MBII approves the members of the Management Committee who are proposed by the President and Chief Executive Officer.

This Management Committee will be responsible for approval of all personal trading rules and other provisions of this Code and for monitoring the administration of the Code from time to time.

The Management Committee and MBII’s Executive Committee have approved the provisions of this Code.

The members of the Management Committee are: Sylvain Boule (President& CEO), Richard Guay (Senior Vice President) and Jean-Claude Ayotte (Vice President & CFO).

8.2	Annual Report to the Board

The Compliance Department will annually provide a written report to the Board of Directors, summarizing:

●	Compliance with the Code for the period under review;

●	Violations and sanctions, if any, of the Code for the period under review;

●	Compliance of MBII’s external investment advisers (sub-advisers) with the basic principles set out later in this Code.

8.3	Principles Applicable to External Investment Advisers

MBII requires that each external investment adviser (sub-adviser) who provides investment advisory services to its Funds confirm in writing that it will:

●

Act honestly, in good faith and in the best interests of the Funds and exercise the degree of care, diligence and skill that a reasonably prudent manager would exercise in the circumstances, or otherwise adhere to the standard of care required of a reasonably prudent manager in its home jurisdiction;

●	Comply with all securities laws applicable in its home jurisdiction with respect to any activities carried out on behalf of MBII’s Funds.

●

Require the portfolio managers and any insiders of the Funds’ portfolio activities to place the interests of the Funds first, ahead of their own interests, in all personal trading conflicts of interests involving securities which would not be exempt under this Code; and

●	Submit a report annually to MBII confirming compliance with these personal trading standards in respect of the advisory services provided to the Funds.

9.   Other Restricted Activities

9.1	Misuse of Information

Knowledge gained from MBII’s business may not be used for any personal or business transaction before that information becomes public; nor may it be transmitted to persons outside MBII, including household members or even to other staff members who do not require such information in their work.

9.2	Proprietary Information

MBII’s property, including computer systems, must be used only for purposes explicitly approved by management. All software developed by employees or provided by third parties must be treated as the property of MBII and may not be copied.

9.3	Personal Considerations

Employees should not be influenced by friendship, family relationship or association, either in meeting a client’s requirements, or in recommending that they be met. Such decisions must be made on a strictly business basis.

9.4	Publications

Speeches, letters or articles, that directly pertain to MBII or which contain material which may be construed as investment recommendations and are written for presentation or publication to non-clients, must have the prior approval of the President and Chief Executive Officer or the Compliance Department.

9.5	Political Activities

Policy

In order to eliminate certain conflicts of interest, it is MBII’s policy that political donations or contributions by the Firm, its staff or by any political action committee controlled by MBII or its staff are not permitted. In order to comply with SEC Rule 206(4)-5 “pay to play” practices by investment advisers managing or seeking to manage U.S. public pension plan funds, MBII and its staff are forbidden from contributing to the campaign of candidates for U.S. state or municipal office.

MBII recognizes that it is never appropriate to make or solicit political contributions, or provide gifts or entertainment for the purpose of improperly influencing the actions of public officials.

Procedure

MBII has adopted the following procedures to implement the Firm’s policy:

●

The CCO, or other Compliance Team member, maintains records including the names, titles, and business and residence addresses of all Covered Associates. A Covered Associate of an investment adviser is defined to include:

o	Any general partner, managing member or executive officer, or other individual with a similar status or function;

o	Any employee who solicits a government entity for the investment adviser and any person who supervises, directly or indirectly, such employee; and
o	Any political action committee controlled by the investment adviser or by any person described above.
●

The CCO, or other Compliance Team member, obtains appropriate information from new employees deemed to be Covered Associates (or employees promoted or otherwise transferred into positions making them “Covered Associates”) regarding any political contributions made within the preceding two years (from the date he or she becomes a Covered Associate) if such person will be soliciting state or municipal business in the US.

●

Prior to engaging a third party to solicit investment from a government entity, the CCO, or other Compliance Team member, will determine that such person is (1) a “regulated person” as defined under this rule and (2) has not made certain political contributions or otherwise engaged in conduct that would disqualify the person from meeting the definition of “regulated person.”

●

The CCO, or other Compliance Team member, will maintain records of each regulated person to whom the Firm provides or agrees to provide (either directly or indirectly) payment to solicit a government entity for advisory services on its behalf.

●	On at least an annual basis, the CCO, or other Compliance Team member, will require Covered Associates and third party placement agents or consultants, if any, to:
1.	confirm that such person(s) has complied with the requirements of this policy,
2.	report any and all political contributions over the preceding 12 month period, such contributions not to exceed the de minimis amounts set forth in this policy, and,
3.	as applicable to third-party solicitors, confirm that the person continues to meet the definition of “regulated person.”
●

Due to the potentially significant business ramifications to the Firm should the Firm or any Covered Associate fail to comply with this policy, any Covered Associate who fails to comply with this policy will be subject to severe disciplinary measures up to and including termination.

●

The CCO, or other Compliance Team member, monitors and maintains records identifying all government entities to which MBII provides advisory services or that invest in the private funds managed by the Firm.

9.6	Charitable Activities

No charitable donations may be made in MBII’s name without prior approval of the President and Chief

Executive Officer.

9.7	Use of Position

MBII’s name or facilities cannot be used for personal advantage in political, investment or retail purchasing transactions, or in similar types of activities.

9.8	Fair and Equitable Treatment

MBII is committed to treating all current and potential employees, clients and suppliers fairly and to maintaining a work environment that supports the productivity, personal goals, dignity and self-respect of all employees.

The Federal and provincial human rights legislation prohibits discrimination on the basis of race, national or ethnic origin, color, religion, age, sex (including pregnancy and childbirth), marital status, family status, mental or physical disability and pardoned conviction. Physical or verbal harassment on any of these grounds, including sexual harassment, is a form of discrimination.

9.9	Restrictions on Insider Trading and Tipping of Non-Public Information

It is a serious ethical, and in certain cases, criminal offence for an employee to disclose or use non-public information about MBII’s activities or its clients for his or her benefit, or for the benefit of others.

No employee may buy or sell for his or her own account, or for anyone else, including for the Funds, stocks, bonds or other securities issued by a company related to MBII or any other company, while in the possession of any material, non-public information about such companies issuing the security which is proposed to be traded. This policy applies regardless of how the information is obtained. In case of any doubt you must confirm with the Compliance Department.

No employee may convey or “tip” material, non-public information about MBII, a client of MBII or any other company to anyone else. This includes other employees, family members or outside professional advisers (unless the recipient needs to know such information in the necessary course of business).

Non-public information is defined as information about a company that is unknown to the public. Insiders, including corporate officers and directors, are prohibited from buying or selling their firm’s securities on the basis of non-public information.

Insider Information is defined as relevant information on a company that has not been released to the public. For example, a person may have access to a company’s financial statements prior to its official announcement. It is a serious crime to make a trade based on insider information or even to divulge such information to another person without authorization.

9.10	Gifts and Entertainment

Employees should not seek, accept or offer any gifts or favours or any preferential treatment in dealing with any client, broker/dealer, financial institution or any other organization with whom MBII transacts business (other than de minimis gifts under $400). Gifts and gratuities that would be considered not permissible are those that may give the appearance of impropriety. Gifts that are negotiable and readily convertible to cash are not allowed, and the solicitation of gifts is not allowed. Attending meals (lunches/dinners/cocktail parties), sporting events or entertainment/functions with any person or entity that does business with the Firm or client that would be considered “customary or reasonable” are allowed as long as the frequency or extravagance of the outings with any person or entity that does business with the Firm or client could not be considered as unreasonable, and therefore would be unacceptable.

However, in keeping with the intent of this Code, it is extremely important that even the appearance of a possible conflict of interest is to be avoided.

Examples of non-permissible gifts or gratuities include those received from brokers to whom the Firm sends brokerage, including, but not limited to:

(a)	Transportation expenditures, such as airfare or rental car costs, when the cost of such expenditures can be calculated and reimbursed;

(b)	Hotel or other lodging accommodation expenditures, when the cost of such expenditures can be calculated and reimbursed; or

(c)	Tickets to major sporting events, where the face value of the tickets exceeds the de minimis value and Personnel are not accompanied by the broker.

Personnel must obtain prior approval of the Compliance Department for gifts given or received exceeding $400 in value. For group gifts exceeding a total value of $400, pre-approval from the Compliance Department will be required to avoid conflicts of interest. If an employee is not certain if a gift qualifies as a de minimis gift, the Compliance Department should be consulted. All gifts, regardless of value, must be reported on the Gift Log within 72 hours of reception of the gift.

9.11	Payoffs and Solicitation

Soliciting or accepting payoffs from suppliers or clients is strictly prohibited and is grounds for dismissal. Any payments or offerings suggestive of bribes or unauthorized commissions for new or enlarged business placements must be directed to the Compliance Department for investigation.

9.12	Outside Activities

Directorships	and Trusteeships

All outside relationships such as directorships or trusteeships of any kind or membership in investment organizations (e.g., an investment club) must be approved by the President and Chief Executive Officer and Compliance Department prior to acceptance of such position.

As a general matter, directorships in unaffiliated public companies or companies which may reasonably be expected to become public companies will not be authorized because of the potential conflicts which may impede MBII’s freedom to act in the best interests of its clients.

Community Affairs

Serving on community or civic bodies such as a municipal council or school board is appropriate. Prior approval of the President and Chief Executive Officer and the Compliance Department is required to ensure no conflict of interest exists.

Outside Financial Interests

No employee of MBII or a member of his/her household should have a financial interest in or with a client or supplier of MBII where such interest would create a conflict of interest. If a financial interest with a client or supplier exists or is contemplated, it must be disclosed immediately to the President and Chief Executive Officer and the Compliance Department to determine whether such participation is appropriate.

Outside Business Interest

Business not related to MBII may not be conducted on company time and company equipment or facilities for the purpose of outside interest or business may not be used unless prior approval has been obtained from the President and Chief Executive Officer and the Compliance Department.

“Conflicts Questionnaire” Supplement

If at least one of the situations mentioned above in section 9.12 concerns you and has been authorized, it is your responsibility to disclose it in the “Conflicts Questionnaire” Supplement which is attached to Appendix A – Employee Annual Certification.

9.13	Trading AMG Stock

There are specific policies and procedures with respect to transacting in AMG stock. All MBII employees are required to abide by the AMG Special Trading Procedures in Appendix I and the accompanying Statement of Company Policy on Insider Trading.

9.14	Client Referral Arrangements

MBII does compensate external persons and may compensate internal persons for client referrals. For internal persons MBII may compensate for non-US clients and investors only. Should MBII contract for such arrangements, the firm will, as a matter of policy, seek to ensure that regulatory disclosures are provided to any referred client and acknowledgement of such receipt will be obtained and retained by MBII.

MBII emphasizes the importance of obtaining prior clearance and reporting of all personal securities transactions in accordance with this Code and the avoidance of situations which might involve a real or apparent conflict of interest.

Questions regarding interpretation of this Code or questions related to specific situations should be directed to the Compliance Department.

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